EXHIBIT 3.4

                     EMMET, MARVIN & MARTIN, LLP
                          COUNSELLORS AT LAW

                                -----                  177 MADISON AVENUE
                                                  MORRISTOWN, NEW JERSEY 07960
                             120 BROADWAY                (973) 538-5600
                       NEW YORK, NEW YORK 10271       FAX: (973) 538-6448

                                -----                        -----

                            (212) 238-3000       1007 ORANGE STREET, SUITE 1460
                            (212) 653-1760         WILMINGTON, DELAWARE 19801
WRITER'S DIRECT DIAL                                     (302) 472-7000
                                -----                 FAX: (302) 472-7120

                         FAX: (212) 238-3100                 -----
                         FAX: (212) 653-1730
                                                   1351 WASHINGTON BOULEVARD
                      http://www.emmetmarvin.com    STAMFORD, CONNECTICUT 06902
                                                         (203) 425-1400
                                                      FAX: (203) 425-1410


                              June 14, 2006

The Bank of New York
  as Trustee of
  Advisor's Disciplined Trust 89
  High 50 Dividend Strategy Portfolio, Series 13
BNY Atlantic Terminal
2 Hanson Place, 12th Floor
Brooklyn, New York 11217

Ladies and Gentlemen:

     We are acting as your counsel in connection with the execution and delivery by you of a certain Reference Trust Agreement, (the "Trust Agreement") and the Standard Terms and Conditions of Trust, dated as of August 5, 2004, which are incorporated into the Trust Agreement (the "Standard Terms"), dated as of today's date between Fixed Income Securities L.P., as Depositor (the "Depositor"), and you, as Trustee, establishing Advisor's Disciplined Trust 89, High 50 Dividend Strategy Portfolio, Series 13 (the "Trust"), and the execution by you, as Trustee under the Trust Agreement, of receipts for units evidencing ownership of all of the units of fractional undivided interest (such receipts for units and such aggregate units being herein respectively called "Receipts for Units" and "Units") in the Trust, as set forth in the prospectus, (the "Prospectus") included in the registration statement on Form S-6, as amended to the date hereof (the "Registration Statement"), relating to the Trust. The Trust consists of equity and/or debt securities (the "Securities") (including delivery statements relating to contracts for the purchase of certain Securities not yet delivered and cash, cash equivalents or an irrevocable letter or letters of credit, or a combination thereof, in the amount required to pay for such purchases upon the receipt of such Securities) as listed under "Portfolio" in the Prospectus (such Securities, delivery statements and cash, cash equivalents, letter or letters of credit being herein called the "Portfolio Assets").




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EMMET, MARVIN & MARTIN, LLP



      We have examined the Trust Agreement, and originals (or copies certified or otherwise identified to our satisfaction) of such other instruments, certificates and documents as we have deemed necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid instruments, certificates and documents.

      Based on the foregoing, we are of the opinion that:

      1. The Bank of New York is a corporation organized under the laws of the State of New York with the powers of a trust company under the Banking Law of the State of New York.

      2. The Trust Agreement and the Standard Terms are in proper form for execution and delivery by you, as Trustee, and each has been duly executed and delivered by you, as Trustee, and assuming due authorization, execution and delivery by the Depositor, the Trust Agreement and the Standard Terms are valid and legally binding obligations of The Bank of New York.

      3. The Receipts for Units are in proper form for execution by you, as Trustee, and have been duly executed by you, as Trustee, and pursuant to the Depositor's instructions, the Trustee has registered on the registration books of the Trust(s) the ownership of the Units by Cede & Co., as nominee of the Depository Trust Company where it has caused the Units to be credited to the account of the Depositor.

      In rendering the foregoing opinion we have not considered, among other things, the merchantability of the Portfolio Assets, whether the Portfolio Assets have been duly authorized and delivered or the tax status of the Portfolio Assets under any federal, state or local laws.

      We are members of the New York Bar only and do not hold ourselves out as experts on, nor do we express any opinion as to, the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. This opinion is for your benefit and may not be disclosed to or relied upon by any other person without our prior written consent.


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EMMET, MARVIN & MARTIN, LLP



      We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement relating to the Units and to the use of our name and the reference to our firm in the Registration Statement and in the Prospectus.

                              Very truly yours,


                              EMMET MARVIN AND MARTIN LLP






















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